Exhibit (r)(i)

CODE OF ETHICS

ORIGIN REAL ESTATE CREDIT FUND

I.                Introduction

Origin Real Estate Credit Fund (formerly, Origin Real Estate Credit Interval Fund) (“Origin” or the “Fund”) has adopted this Code of Ethics (the “Code”) in order to set forth guidelines and procedures that promote ethical practices and conduct by all of its Access Persons and to ensure that all Access Persons comply with the Federal Securities Laws. To the extent that any such individuals are subject to compliance with the Code of Ethics of a Fund Service Provider, whose Codes of Ethics complies with Rule 17j-1 (a “Service Provider Code”), compliance by such individuals with the provisions of such Service Provider Code, including all certifications, of the applicable Fund Service Provider shall constitute compliance with this Code, provided such certifications substantially contain the same information as called for in the forms required by this Code. Although this Code contains a number of specific standards and policies, there are four key principles embodied throughout the Code:

1.       The Interests of The Fund Must Always Be Paramount. Access Persons have a legal, fiduciary duty to place the interests of the Fund ahead of their own. In any decision relating to their personal investments, Access Persons must scrupulously avoid serving their own interests ahead of those of the Fund.

2.      Access Persons may not take advantage of their relationship with the Fund. Access Persons have a legal, fiduciary duty to place the interests of the Fund ahead of their own. In any decision relating to their personal investments, Access Persons must scrupulously avoid serving their own interests ahead of those of the Fund.

3.     All Personal Securities Transactions should avoid any actual, potential, or apparent conflicts of interest. Although all Personal Securities Transactions by Access Persons must be conducted in a manner consistent with this Code, the Code itself is based on the premise that Access Persons owe a fiduciary duty to the Fund, and should avoid any activity that creates an actual, potential, or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Access Persons must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual’s fiduciary duty to the Fund.

4.       Access Persons must comply with all applicable laws. In both work-related and personal activities, Access Persons must comply with all applicable laws, including the Federal Securities Laws.

Any violations of this Code should be reported promptly to the Chief Compliance Officer. Failure to do so will be deemed a violation of this Code.

II.              DEFINITIONS

“Access Person” shall have the same meaning as set forth in Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and shall include:

1.      all officers and trustees (or persons occupying a similar status or performing a similar function) of the Fund;

2.      all officers and trustees (or persons occupying a similar status or performing a similar function) of the Adviser with respect to the Fund;

3.      any employee of the Fund or the Adviser (or of any company controlling or controlled by or under common control with the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale; and

4.     any other natural person controlling, controlled by or under common control with the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

“Adviser” means the investment adviser to the Fund, Origin Credit Advisers, LLC, or a sub-adviser to the Fund, if any.

“Affiliated Person” of the Adviser includes (i) any person directly or indirectly owning, controlling, or holding with power to vote, 5 percent or more of the outstanding voting securities of the Adviser (this could be a person or a company, including any parent company; (ii) any person 5 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the Adviser (i.e., a company where the Adviser owns 5 percent or more of the company); (iii) any person directly or indirectly controlling, controlled by, or under common control with, the Adviser (e.g., if the Adviser is owned by a parent company, any other companies owned by the parent); or (iv) any officer, trustee, partner, managing member, or co-partner of the Adviser. Section 2(a) of the 1940 Act. A non-officer employee of an adviser to a closed-end fund is not a Reporting Person. Rule 30h-1 under the 1940 Act.

“Beneficial Ownership” means in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security. This means that a person should generally consider himself the beneficial owner of any securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

“Chief Compliance Officer” means a Fund Service Provider’s Chief Compliance Officer (the “Service Provider CCO”), or the Chief Compliance Officer of the Fund (the “Fund CCO”), as appropriate.

“Code” means this Code of Ethics.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

“Covered Security” means any Security, including a Reportable Fund, but does not include (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (iii) shares issued by unaffiliated open-end mutual Funds

“Fund” means Origin Real Estate Credit Fund (formerly, Origin Real Estate Credit Interval Fund)

“Fund Service Provider” collectively, the Adviser, a sub-adviser (if any), administrator, and principal underwriter.

“Immediate family” means an individual’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and should include adoptive relationships. For purposes of determining whether an Access Person has an “indirect pecuniary interest” in securities, only ownership by “immediate family” members sharing the same household as the Access Person will be presumed to be an “indirect pecuniary interest” of the Access Person, absent special circumstances.

“Independent Trustees” means those Trustees of the Fund that would not be deemed an “interested person” of the Fund, as defined in Section 2(a)(19)(A) of the 1940 Act.

“Indirect Pecuniary Interest” includes, but is not limited to: (a) securities held by members of the person’s Immediate Family sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions.

“Initial Public Offering” means an offering of securities registered under Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 of Section 15(d) of the Exchange Act.

“Investment Personnel” means (i) any employee of the Fund or the Adviser or sub-adviser (or any company in a Control Relationship with the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund and (ii) any natural person who controls the Fund or the Adviser or any sub-adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant or Rule 504, Rule 505 or Rule 506 under the Securities Act.

“Officer” of an entity includes the entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Fund, including the Fund CCO.

“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

“Personal Securities Transaction” means any transaction in a Covered Security in which an Access Person has a direct or indirect Pecuniary Interest.

“Portfolio Manager” means an individual who is involved in making the purchase or sale decisions of securities for the Fund.

“Private Placement” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) of the Securities Act or pursuant to Rules 504, 505 or 506 under the Securities Act.

“Purchase or Sale of a Security” includes the writing of an option to purchase or sell a Security. A Security shall be deemed “being considered for Purchase or Sale” for the Fund when a recommendation to purchase or sell has been made and communicated by Investment Personnel, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. These recommendations are placed on the “Restricted List” until they are no longer being considered for Purchase or Sale, or until the Security has been purchased or sold.

“Reportable Funds” means:

(i) Any fund for which you serve as an investment adviser as defined in section 2(a)(20) of the 1940 Act (15 U.S.C. 80a-2(a)(20)) (i.e., in most cases you must be approved by the fund's board of directors before you can serve); or

(ii) Any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the 1940 Act (15 U.S.C. 80a-2(a)(9)).

“Restricted List” means the list of securities maintained by the Chief Compliance Officer in which trading by Access Persons is generally prohibited.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument commonly known as “security”, or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

III.             PROHIBITED ACTIONS AND ACTIVITIES

1.       No Access Person shall purchase or sell directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale;

a.	Is being considered for purchase or sale by the Fund, or

b.	Is being purchased or sold by the Fund.

2.      Investment Personnel, with the exception of the Independent Trustees, may not participate in any initial public offering of Covered Securities in any account over which they exercise Beneficial Ownership. All other Access Persons, with the exception of the Independent Trustees, must obtain prior written authorization from the respective Chief Compliance Officer or their designees prior to such participation;

3.      Investment Personnel may not purchase a Covered Security in which by reason of such transaction they acquire Beneficial Ownership in a Private Placement of a Security without prior written authorization of the respective Chief Compliance Officer or their designees;

4.      Access Persons may not accept any fee, commission, gift, or services, other than de minimis gifts, from any single person or entity that does business with or on behalf of the Fund;

5.       Decision-Making Access Persons may not serve on the board of directors of a publicly traded company without prior authorization from the Fund CCO or Service Provider CCO based upon a determination that such service would be consistent with the interests of the Fund. If such service is authorized, procedures will then be put in place to isolate such Access Persons serving as directors of outside entities from those making investment decisions on behalf of the Fund by such service provider.

Advanced notice should be given so that the Fund and Adviser may take such action concerning the conflict as deemed appropriate by the Fund CCO or Service Provider CCO.

6.       Decision-Making Access Persons may execute a Personal Securities Transaction involving a Covered Security without pre-authorization of the Service Provider CCO or such persons who may be designated by that Service Provider CCO from time to time, provided it is permitted by the Adviser’s Service Provider Code (the “Adviser Code”). The Chief Compliance Officer or his designee may restrict purchases of Covered Securities pursuant to the Adviser Code. All such transaction violations shall be reported to the Fund CCO the following quarter for reporting at the next regularly scheduled Board meeting.

7.       It shall be a violation of this Code for any Access Person, in connection with the purchase or sale, directly or indirectly, of any Covered Security held or to be acquired by the Fund:

a.	to employ any device, scheme or artifice to defraud the Fund;

b.	to make to the Fund any untrue statement of a material fact or to omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c.	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

d.	to engage in any manipulative practice with respect to the Fund.

IV.             EXEMPTED TRANSACTIONS.

The provisions described above under the heading Prohibited Actions and Activities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:

(a)	Purchases or Sales of Securities effected in any account in which an Access Person has no Beneficial Ownership;

(b)	Purchases or Sales of Securities which are non-volitional on the part the Access Person (for example, the receipt of stock dividends);

(c)	Purchase of Securities made as part of automatic dividend reinvestment plans;

(d)	Purchases of Securities made as part of an employee benefit plan involving the periodic purchase or company stock or mutual funds; and

(e)	Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

V.              PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

All Decision-Making Access Persons wishing to engage in a Personal Securities Transaction involving, as defined in the Securities Act, an Initial Public Offering (IPO) or a Limited Offering, unless covered under Section B of the Prohibited Actions and Activities section above, must do so in accordance with the appropriate Service Provider Code. Obtain prior authorization of any such Personal Securities Transaction from the appropriate Chief Compliance Officer or such person or persons that such Chief Compliance Officer may from time to time designate to make such authorizations. Personal Securities Transactions by the Fund CCO involving an IPO or Limited Offering, shall require prior authorization from Ultimus’ Chief Compliance Officer or such persons who may be designated by that Chief Compliance Officer from time to time or their designee, who shall perform the review and approval functions relating to reports and trading by the Fund CCO. The Fund shall adopt the appropriate forms and procedures for implementing this Code.

Investment Personnel must obtain approval from the applicable Chief Compliance Officer to comply with their respective Service Provider Code before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or a Limited Offering.

VI.             REPORTING AND MONITORING

The respective Service Provider CCO or such person or persons that the Fund CCO may from time to time designate shall monitor all personal trading activity of all Access Persons pursuant to the procedures established under this Code or the applicable Service Provider Code. An Access Person of the Fund who is also an access person of the Fund’s principal underwriter or their affiliates or an Access Person of the Adviser (or a sub-adviser, if any) may submit reports required by this Section to their respective Service Provider CCO on forms prescribed by the applicable Service Provider Code provided that such forms contain substantially the same information as called for in the forms required by this Section and comply with the requirements of Rule 17j-1(d)(1).

1.       Disclosure of Personal Brokerage Accounts. Within ten days of the commencement of employment, all Access Persons, except Independent Trustees, are required to submit to the applicable Chief Compliance Officer their report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or an Immediate Family member has Beneficial Ownership. Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date. In addition, if a new brokerage account is opened during the course of the year, the applicable Chief Compliance Officer or his designee must be notified immediately.

The information required by the above paragraph must be provided to the applicable Chief Compliance Officer or their designee on an annual basis, and the report of such should be submitted with the annual holdings reports described below.

Each of these accounts is required to furnish duplicate confirmations and statements to the applicable Chief Compliance Officer or their designee.

2.       Initial Holdings Report. Within ten days of becoming an Access Person (and with information that is current as of a date no more than 45 days prior to the date that the person becomes an Access Person) with respect to their Service Provider, each Access Person, except Independent Trustees, must submit to the applicable Chief Compliance Officer (i) a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership and (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date they became an Access Person.

3.       Annual Holdings Reports. All Access Persons, except Independent Trustees, must supply the information that is required in the initial holdings report on an annual basis, and such information to the Service Provider CCO that is required in the initial holdings report on an annual basis, and such information must be current as of a date no more than 45 days prior to the date that the report was submitted. Such reports must state the date on which they are submitted.

4.       Quarterly Transaction Reports. All Access Persons, except Independent Trustees, shall report to the appropriate Service Provider CCO or their designees the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

a.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;
b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
c.	The price of the Covered Security at which the transaction was effected; and
d.	The name of the broker, dealer, or bank with or through whom the transaction was effected.
e.	The date the Access Person Submits the Report.

Reports pursuant to this section of this Code shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

While Independent Trustees are not subject to the foregoing reporting requirements, they are required to report any transaction in a Covered Security, other than one that is a Non-Reportable Security, undertaken by the Independent Trustee or any Immediate Family Member, if the Independent Trustee knew or should have known, in the ordinary course of fulfilling his or her official duties as a Trustee, during a 15-day period immediately preceding or after the transaction date, (i) the Fund purchased or sold such security, or (ii) the Fund, the Adviser (or a sub-adviser, if any) was considering the purchase or sale of such security (such transaction a “Covered Transaction”).

An Access Person of the Fund who is also an Access Person of the Fund’s principal underwriter or an Access Person of the Adviser may submit reports required by this Section to the Service Provider CCO on forms prescribed by the applicable Service Provider Code, provided that such forms contain substantially the same information as called for in the forms required by this Section and comply with the requirements of Rule 17j-1(d)(1).

VII.           ENFORCEMENTS AND PENALTIES

The Service Provider CCO or their designee shall review the transaction information supplied by Access Persons. If a transaction appears to be a violation of this Code, the Service Provider CCO is responsible for reporting the transaction to the Fund CCO, who is responsible, in turn, for reporting all such matters to the Board of Trustees of the Fund (the “Board”).

Upon being informed of a violation of this Code, the Board may impose sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code. The Fund shall impose sanctions in accordance with the principle that no Access Person may profit at the expense of its clients. Any losses are the responsibility of the violator. Any profits realized on personal securities transactions in violation of the Code must be disgorged in a manner directed by the Fund CCO or Service Provider CCO.

On a quarterly basis at regular meetings of the Board, regular reporting from the Fund CCO shall include a summary report on Code of Ethics violations, if any. The report submitted to the Board shall:

•	Summarize any reported material changes in this Code or in a Service Provider Code;

•	Identify any violations identified of this Code or a Service Provider Code, and any significant remedial action taken; and

•	Any recommended changes in existing restrictions or procedures based upon the experience under this Code, evolving industry practices or developments in applicable laws and regulations.

VIII.          Code of Ethics of Adviser, Principal Underwriters or Their Affiliates.

The Adviser and principal underwriter of the Fund or their affiliates shall:

(1)     Submit to the Board a copy of its Service Provider Code (i.e., its code of ethics adopted pursuant to Rule 17j-1) for approval;

(2)     Promptly report to the Fund in writing any material amendments to such Service Provider Code for Board approval;

(3)     Promptly furnish to the Fund upon request copies of any reports made pursuant to such Service Provider Code by any person who is an Access Person as to the Fund; and

(4)     Shall immediately furnish to the Fund, without request, all material information regarding any violation of such Service Provider Code by any person who is an Access Person as to the Fund.

Periodic Report to the Fund CCO:

Each Fund Service Provider must provide a written report to the Fund CCO no less frequently than annually that:

(a)    Describes any issues arising under the Service Provider Code or related procedures since the last report to the Board, including, but not limited to, information about material violations of the Service Provider Code or related  procedures and sanctions imposed in response to the material violations; and

(b)    Certifies that the Fund, Adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent access persons from violating the applicable Code.

IX.             RECORDKEEPING

The Fund shall cause the records enumerated in this Section VII (a) through (e) below to be maintained in an easily accessible place and shall cause such records to be made available to the Securities and Exchange Commission (the “Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examinations.

Specifically, the Fund shall maintain:

1.       a copy of this Code, as adopted by the Fund, or any other Code of Ethics that is in effect, or at any time within the previous five (5) years was in effect in an easily accessible place;

2.       a record of any violation of this Code, and of any action taken as a result of such violation, in an easily accessible place, for at least five (5) years after the end of the fiscal year in which the violation occurs;

3.       a copy of each report made by an Access Person, as required by this Code to be filed with the Fund CCO, for at least five (5) years after the end of the fiscal year in which the report is made or the information is provided, the first two (2) years in an easily accessible place;

4.       a record of all persons, currently or within the past five years, who are or were required to make reports under Section V of this Code, or who are or were responsible for reviewing these reports, in an easily accessible place; and

5.       a copy of each report required by Section V of this Code, for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place.

The Fund or Fund Service Provider must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under the Preclearance of Personal Securities Transactions Section of this Code, for at least five years after the end of the fiscal year in which the approval is granted.

X.              Miscellaneous

(1)    Confidentiality. All reports of securities transactions and any other information filed with the trust pursuant to this Code shall be treated as confidential.

(2)    Interpretation of provisions. The Board may from time to time adopt such interpretations of this Code as it deems appropriate.

Periodic review and reporting. The Chief Compliance Officer shall report to the Board at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.

XI.             ACKNOWLEDGMENT

The following acknowledgement will be certified by all Independent Trustees using the annual trustee questionnaire.

As an Independent Trustee or Access Person as defined in the Code of Ethics of the Trust adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Code"), I hereby certify that I have received a copy of the Code, have reviewed the Code, and have had an opportunity to ask questions. I further certify that I recognize that I am subject to the Code and I will comply with the requirements of the Code and will disclose and report all personal securities holdings and/or transactions required to be disclosed or reported pursuant to the requirements of the Code.

Adopted: June 9, 2025